Exhibit 21.1
Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Pure Storage Australia Pty Ltd	Australia
Pure Storage Austria, GmbH	Austria
Pure Storage Belgium BVBA	Belgium
Pure Storage Bilgi Teknolojileri Limited Şirketi	Turkey
Pure Storage Brazil Ltda	Brazil
Pure Storage Canada Limited	Canada
Pure Storage France SARL	France
Pure Storage Germany GmbH	Germany
Pure Storage Hong Kong Ltd	Hong Kong
Pure Storage Holdings, Inc.	U.S.
Pure Storage Holdings Unlimited	Ireland
Pure Storage India Private Limited	India
Pure Storage International Limited	Ireland
Pure Storage Italy, SRL	Italy
Pure Storage Japan KK	Japan
Pure Storage Malaysia SDN BHD	Malaysia
Pure Storage Mexico S. de R.L. de C.V.	Mexico
Pure Storage Netherlands BV	Netherlands
Pure Storage New Zealand Limited	New Zealand
Pure Storage (RUS) Limited Liability Company	Russia
Pure Storage Singapore Pte Ltd	Singapore
Pure Storage South Africa (Pty) Limited	South Africa
Pure Storage Korea Co Ltd	South Korea
Pure Storage Spain, SL	Spain
Pure Storage Sweden AB	Sweden
Pure Storage Switzerland GmbH	Switzerland
Pure Storage International, Inc.	U.S.
Pure Storage LLC	U.S.
Pure Storage Ltd (UK)	United Kingdom
StorReduce, Inc.	U.S.